JOEL SEIDNER, ESQ.
                                 ATTORNEY AT LAW
                          1240 BLALOCK ROAD, SUITE 250
                              HOUSTON, TEXAS 77055
                        VOICE:  (713) 461- 2627 EXT. 210
                              FAX:  (713) 461-2633
                           E-MAIL:  SIDEBAR5@JUNO.COM


via Edgar to SEC

July 27, 2005

to: Scott Ruggiero, Staff Accountant, Division of Corporate Finance Securities and Exchange Commission
     Washington, D.C.

Ref: Proton Laboratories, Inc. (the "Registrant")
     Staff comment letter dated July 26, 2005 in connection with Form 10-KSB for the fiscal year ended December 31, 2004
     Form 10-QSB for the quarterly period ended March 31, 2005
     File No. 0-31883

Dear Scott Ruggiero:

     My name is Joel Seidner, Esq.  I represent the Registrant.

     We have received the Staff's comment letter dated July 26, 2005. We will respond to the Staff's comments in a few days.

     Thank you.


                                                           Very truly yours,

                                                           /s/Joel Seidner, Esq.